AMENDED AND RESTATED JOINT FILING AGREEMENT

                    In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a Statement on Schedule 13D (including any amendments thereto) with respect to the common stock, par value $2.50 per share, of Kollmorgen Corporation, a New York corporation. The undersigned further consent and agree to the inclusion of this Agreement as an Exhibit to such
          Schedule 13D. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

                    IN WITNESS WHEREOF, the undersigned have executed this agreement as of the 30th day of May, 1995.

          TINICUM INVESTORS
          By:  /s/ Eric M. Ruttenberg
               Eric M. Ruttenberg
               Managing Partner

          /s/ James H. Kasschau
          JAMES H. KASSCHAU

          /s/ Putnam L. Crafts, Jr.
          PUTNAM L. CRAFTS, JR.

          RIT CAPITAL PARTNERS plc
          By:  /s/ Clive P. Gibson
               Hon. Clive P. Gibson
               Director

          J. ROTHSCHILD CAPITAL MANAGEMENT LIMITED
          By:  /s/ Paul R. Griffiths
               Paul R. Griffiths
               Director

          ST. JAMES'S PLACE CAPITAL plc
          By:  /s/ Clive P. Gibson
               Hon. Clive P. Gibson
               Director